EXHIBIT 99.1

NEWS RELEASE

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION INTO OR IN AUSTRALIA, CANADA OR JAPAN. THIS RELEASE IS FOR INFORMATION PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER, OR AN ADVERTISEMENT OF AN OFFER, OF SECURITIES IN THE UNITED STATES OR IN ANY OTHER JURISDICTION.

PROLOGIS PRICES €350 MILLION BOND OFFERING

DENVER — March 24, 2004 — ProLogis (NYSE: PLD), a leading global provider of distribution facilities and services, announced today that it has priced a €350 million eurobond offering ($431 million). The eurobonds will have a seven-year term with an annual coupon rate of 4.375% and were priced at 99.769%.

Proceeds will be used for repayment of outstanding indebtedness and general corporate purposes. The issuer of the eurobonds is PLD International Finance LLC, a ProLogis subsidiary, with ProLogis as the guarantor. The eurobonds will be listed on the Luxembourg Stock Exchange.

ProLogis is a leading provider of distribution facilities and services with 240.2 million square feet (22.3 million square meters) in 1,764 distribution facilities owned, managed and under development in 70 markets in North America, Europe and Asia. ProLogis continues to expand the industry’s first and only global network of distribution facilities with the objective of building shareholder value. The company expects to achieve this through the ProLogis Operating System® and its commitment to be ‘The Global Distribution Solution’ for its customers, providing exceptional facilities and services to meet their expansion and reconfiguration needs.

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The eurobonds are being offered outside the United States to non-U.S. persons pursuant to an exemption from registration under Regulation S under the Securities Act of 1933 (the “Securities Act”). The eurobonds have not been, and will not be, registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to registration under the Securities Act or an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

In the United Kingdom, this announcement is directed exclusively at persons who have professional experience in matters relating to investments who fall within Article 19 or 49 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001. In the United Kingdom, the eurobonds will only be issued to such persons.

Stabilisation/FSA

Media Contact: Melissa Marsden (303) 576-2622